Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478
HEALTHCARE TRUST OF AMERICA, INC. REPORTS 2018 RESULTS AND 2019 EARNINGS GUIDANCE
Record Earnings Per Share of $1.02 for 2018
2.5% Same-Property Cash NOI Growth, including 2.7% Growth in Q4 2018
5.4x Net Debt/Adjusted EBITDAre and $1.1 Billion in Liquidity
Scottsdale, Arizona (February 14, 2019) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the quarter and year ended December 31, 2018.
“In 2018, HTA demonstrated its ability to execute in all market conditions. Our portfolio remains best-in-class, generating Same-Property Cash NOI growth of 2.5% for the year, driven primarily by solid rental revenue gains of 2.2%. Pricing power is strong, as evidenced by an acceleration in re-leasing spreads to 4.4% in the fourth quarter,” stated Chairman, CEO and President Scott D. Peters. “We remained disciplined in our capital allocation, selling non-core assets at attractive pricing, focusing on relationship driven developments, and avoiding lower quality assets that continue to trade at aggressive pricing. As a result, we enter 2019 with a fortress balance sheet that provides us with security and flexibility to pursue opportunities in these changing real estate markets.”
Highlights
Fourth Quarter 2018:

•	Net Income Attributable to Common Stockholders was $15.3 million, or $0.07 per diluted share, for Q4 2018.

•	Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), was $85.2 million, or $0.41 per diluted share, for Q4 2018.

•	Normalized FFO was $84.2 million, or $0.40 per diluted share, for Q4 2018.

•	Normalized Funds Available for Distribution (“FAD”) was $68.3 million for Q4 2018.

•	Same-Property Cash Net Operating Income (“NOI”) increased 2.7%, to $111.4 million, compared to Q4 2017.

•
Leasing: HTA’s portfolio leased rate increased 20 basis points to 92.0%, compared to Q4 2017. During Q4 2018, HTA executed 0.6 million square feet of gross leasable area (“GLA”) of new and renewal leases. Re-leasing spreads increased to 4.4% while tenant retention for its Same-Property portfolio was 77% by GLA for Q4 2018.

•
Capital Allocation: During Q4 2018, HTA paid down approximately $68 million in outstanding secured mortgage loans at an interest rate of approximately 5.5% per annum. HTA also repurchased $50.7 million of its outstanding common stock at an average price of $26.08 per share under its stock repurchase plan during Q4 2018.

Year Ended 2018:

•	Net Income Attributable to Common Stockholders was $213.5 million, or $1.02 per diluted share, an increase of $0.68 per diluted share, compared to 2017.

•	FFO, as defined by NAREIT, was $335.6 million, or $1.60 per diluted share, an increase of $0.07 per diluted share, compared to 2017.

•	Normalized FFO was $340.4 million, or $1.62 per diluted share, an increase of 12.7%, compared to 2017.

•	Normalized FAD was $285.3 million, an increase of 9.4%, compared to 2017.

•
Same-Property Cash NOI increased 2.5%, to $308.9 million, compared to 2017. Excluding the medical office buildings (“MOBs”) located on HTA’s Forest Park Dallas campus, Same-Property Cash NOI growth was 2.9% for 2018.

•
Leasing: During 2018, HTA executed approximately 2.8 million square feet of GLA of new and renewal leases, or over 12%, of the total GLA of its portfolio. Re-leasing spreads increased to 2.6% while tenant retention for its Same-Property portfolio was 81% by GLA for 2018.

Balance Sheet and Capital Markets

•
Debt: During 2018, HTA paid down approximately $241 million in outstanding secured mortgage loans, including the settlement of three cash flow hedges. Additionally, in August 2018, HTA modified its $200.0 million unsecured term loan, decreasing pricing at HTA’s current credit rating by 65 basis points and extending the maturity to 2024.

•
Balance Sheet: HTA ended 2018 with total liquidity of $1.1 billion, inclusive of $126.2 million of cash and cash equivalents, resulting in total leverage of (i) 31.3%, measured as debt less cash and cash equivalents to total capitalization, and (ii) 5.4x, measured as debt less cash and cash equivalents to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”).

Noteworthy 2018 Activities

•
Dispositions: During 2018, HTA completed the disposition of 20 MOBs for an aggregate gross sales price of $308.6 million, representing approximately 1.2 million square feet of GLA, and generating net gains of $166.0 million. These dispositions primarily consisted of the Q3 2018 disposition of its Greenville, South Carolina MOB portfolio (the “Greenville Disposition”), for an aggregate gross sales price of $294.3 million at a low 5% forward cap rate, including any releasing impacts and capital expenditures. HTA acquired the portfolio for $163 million in September 2009 and generated approximately 2% growth per annum, resulting in unlevered returns of over 13% during HTA’s period of ownership.

•
Stock Repurchases: In August 2018, HTA’s Board of Directors approved a stock repurchase plan authorizing HTA to purchase up to $300.0 million of its outstanding common stock from time to time. During 2018, HTA repurchased approximately 2.6 million shares of its outstanding common stock for an aggregate amount of $67.2 million under its stock repurchase plan. Subsequent to December 31, 2018, HTA repurchased approximately 346,000 shares of its outstanding common stock at an average price of $24.65 per share under its stock repurchase plan.

•
Development/Redevelopment: During 2018, HTA announced (i) a new development in its key gateway market of Miami, Florida and (ii) commenced two redevelopments, including an agreement to build a new on-campus MOB in Raleigh, North Carolina. These projects will have total expected construction costs of $70.6 million and are 78% pre-leased to major health systems.

•
Forest Park Update: During 2018, HTA entered into approximately 87,000 square feet of GLA of new leases on the Forest Park Dallas campus. The total leased rate was approximately 86% as of December 31, 2018.

•
2017 Investment Performance: During Q4 2018, HTA generated $36.9 million of Cash NOI from its 2017 investments, including its investment in its unconsolidated joint venture. As of December 31, 2018, HTA’s run rate on its 2017 investments was approximately 5.4%, which included the full year impact of new leases which have been executed, but which have not yet commenced.

•
Dividend: On February 14, 2019, HTA’s Board of Directors announced a quarterly cash dividend of $0.310 per share of common stock and per OP Unit. The quarterly dividend is to be paid on April 10, 2019 to stockholders of record of its common stock and holders of its OP Units on April 3, 2019.

Impact of Future Accounting Standards

•
Topic 842 Leases: The Financial Accounting Standards Board issued Topic 842, which was effective for HTA as of January 1, 2019. Topic 842 modifies the treatment of initial direct costs, which historically under Topic 840 have been capitalized upon meeting criteria provided for in that applicable guidance. These initial direct costs now under ASC 842 are eligible for capitalization only if they are incremental in nature (i.e. would only be incurred if HTA enters into a new lease arrangement). Under this guidance, HTA anticipates only commissions paid and other incurred costs incremental to HTA’s leasing activity will qualify as initial direct costs. For the year ended December 31, 2018, HTA capitalized approximately $4.9 million of initial direct costs (as defined by ASC 840). Upon adoption, certain of these initial direct costs will be classified as general and administrative expenses on HTA’s consolidated statements of operations. HTA estimates the range of these additional expenses to be approximately $4 million to $5 million on an annualized basis.

2019 Guidance
HTA expects 2019 guidance to range as follows (in millions, except per share data):

	Annual Expectations
	Low	to	High
Net income attributable to common stockholders per share	$0.33		$0.36

Same-Property Cash NOI	2.0%		3.0%

FFO per share, as defined by NAREIT	$1.61		$1.66

Normalized FFO per share	$1.62		$1.67
The 2019 outlook guidance includes the following additional assumptions: (i) $250 million of investments at a 5.5% average yield; (ii) $75 million of dispositions at a 6.0% average yield; (iii) 209.2 million diluted, common shares outstanding; and (iv) $4 million to $5 million of selling costs, or approximately $0.02 per share, associated with lease accounting changes. HTA expects leverage, measured as debt less cash and cash equivalents to Adjusted EBITDAre to remain stable year-over-year.
HTA’s 2019 guidance is based on a number of various assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, HTA’s expectations may change. There can be no assurance that HTA will achieve these results.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, comprising approximately 23.2 million square feet of GLA, with $6.8 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Friday, February 15, 2019 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) to review its financial performance and operating results for the quarter and year ended December 31, 2018.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10127577
Available February 15, 2019 (one hour after the end of the conference call) to March 15, 2019 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except for share and per share data)

	Year Ended December 31,
	2018	2017
ASSETS
Real estate investments:
Land	$481,871	$485,319
Building and improvements	5,787,152	5,830,824
Lease intangibles	599,864	639,199
Construction in progress	4,903	14,223
	6,873,790	6,969,565
Accumulated depreciation and amortization	(1,208,169)	(1,021,691)
Real estate investments, net	5,665,621	5,947,874
Investment in unconsolidated joint venture	67,172	68,577
Cash and cash equivalents	126,221	100,356
Restricted cash	7,309	18,204
Receivables and other assets, net	223,415	207,857
Other intangibles, net	98,738	106,714
Total assets	$6,188,476	$6,449,582
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,541,232	$2,781,031
Accounts payable and accrued liabilities	185,073	167,852
Derivative financial instruments - interest rate swaps	—	1,089
Security deposits, prepaid rent and other liabilities	59,567	61,222
Intangible liabilities, net	61,146	68,203
Total liabilities	2,847,018	3,079,397
Commitments and contingencies
Redeemable noncontrolling interests	6,544	6,737
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 205,267,349 and 204,892,118 shares issued and outstanding as of December 31, 2018 and 2017, respectively	2,053	2,049
Additional paid-in capital	4,525,969	4,508,528
Accumulated other comprehensive income	307	274
Cumulative dividends in excess of earnings	(1,272,305)	(1,232,069)
Total stockholders’ equity	3,256,024	3,278,782
Noncontrolling interests	78,890	84,666
Total equity	3,334,914	3,363,448
Total liabilities and equity	$6,188,476	$6,449,582

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Rental income	$172,204	$173,607	$696,030	$612,556
Interest and other operating income	94	163	396	1,434
Total revenues	172,298	173,770	696,426	613,990
Expenses:
Rental	55,253	53,273	220,617	192,147
General and administrative	8,915	8,225	35,196	33,403
Transaction	70	267	1,003	5,885
Depreciation and amortization	69,566	72,086	279,630	244,986
Impairment	—	8,829	8,887	13,922
Total expenses	133,804	142,680	545,333	490,343
Income before other income (expense)	38,494	31,090	151,093	123,647
Interest income (expense):
Interest related to derivative financial instruments	397	(204)	694	(1,031)
Gain on change in fair value of derivative financial instruments, net	—	—	—	884
Total interest related to derivative financial instruments, including net change in fair value of derivative financial instruments	397	(204)	694	(147)
Interest related to debt	(24,854)	(25,656)	(102,543)	(85,344)
(Loss) gain on sale of real estate, net	(395)	37,799	165,977	37,802
Gain (loss) on extinguishment of debt, net	1,334	—	242	(11,192)
Income from unconsolidated joint venture	330	401	1,735	782
Other income	299	42	428	29
Net income	$15,605	$43,472	$217,626	$65,577
Net income attributable to noncontrolling interests	(276)	(946)	(4,163)	(1,661)
Net income attributable to common stockholders	$15,329	$42,526	$213,463	$63,916
Earnings per common share - basic:
Net income attributable to common stockholders	$0.07	$0.21	$1.04	$0.35
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.07	$0.20	$1.02	$0.34
Weighted average common shares outstanding:
Basic	206,409	204,434	206,065	181,064
Diluted	210,338	208,626	210,061	185,278

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income	$217,626	$65,577	$47,345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	271,441	239,044	175,285
Share-based compensation expense	9,755	6,870	7,071
Impairment	8,887	13,922	3,080
Income from unconsolidated joint venture	(1,735)	(782)	—
Distributions from unconsolidated joint venture	2,665	750	—
Gain on sale of real estate, net	(165,977)	(37,802)	(8,966)
(Gain) loss on extinguishment of debt, net	(242)	11,192	3,025
Change in fair value of derivative financial instruments	—	(884)	(1,344)
Changes in operating assets and liabilities:
Receivables and other assets, net	(17,558)	(33,295)	(21,234)
Accounts payable and accrued liabilities	9,478	37,406	2,171
Prepaid rent and other liabilities	3,056	5,545	(2,738)
Net cash provided by operating activities	337,396	307,543	203,695
Cash flows from investing activities:
Investments in real estate	(17,389)	(2,383,581)	(591,954)
Investment in unconsolidated joint venture	—	(68,839)	—
Development of real estate	(34,270)	(25,191)	—
Proceeds from the sale of real estate	305,135	80,640	26,555
Capital expenditures	(77,870)	(64,833)	(42,994)
Collection of real estate notes receivable	703	9,964	—
Advances on real estate notes receivable	—	(3,256)	—
Net cash provided by (used in) investing activities	176,309	(2,455,096)	(608,393)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	145,000	570,000	574,000
Payments on unsecured revolving credit facility	(145,000)	(658,000)	(704,000)
Proceeds from unsecured senior notes	—	900,000	347,725
Borrowings on unsecured term loans	—	—	200,000
Payments on unsecured term loans	—	—	(155,000)
Payments on secured mortgage loans	(241,021)	(77,024)	(110,935)
Deferred financing costs	(782)	(16,904)	(3,191)
Debt extinguishment costs	(1,909)	(10,571)	—
Security deposits	—	2,419	924
Proceeds from issuance of common stock	72,814	1,746,956	418,891
Issuance of OP Units	411	—	2,706
Repurchase and cancellation of common stock	(70,319)	(3,413)	(2,642)
Dividends paid	(252,651)	(207,087)	(159,174)
Distributions paid to noncontrolling interest of limited partners	(5,278)	(5,308)	(3,951)
Redemption of redeemable noncontrolling interest	—	—	(4,572)
Net cash (used in) provided by financing activities	(498,735)	2,241,068	400,781
Net change in cash, cash equivalents and restricted cash	14,970	93,515	(3,917)
Cash, cash equivalents and restricted cash - beginning of year	118,560	25,045	28,962
Cash, cash equivalents and restricted cash - end of year	$133,530	$118,560	$25,045

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$15,605	$43,472	$217,626	$65,577
General and administrative expenses	8,915	8,225	35,196	33,403
Transaction expenses (1)	70	267	1,003	5,885
Depreciation and amortization expense	69,566	72,086	279,630	244,986
Impairment	—	8,829	8,887	13,922
Interest expense and net change in fair value of derivative financial instruments	24,457	25,860	101,849	85,491
Loss (gain) on sale of real estate, net	395	(37,799)	(165,977)	(37,802)
(Gain) loss on extinguishment of debt, net	(1,334)	—	(242)	11,192
Income from unconsolidated joint venture	(330)	(401)	(1,735)	(782)
Other income	(299)	(42)	(428)	(29)
NOI	$117,045	$120,497	$475,809	$421,843
NOI percentage growth	(2.9)%		12.8%

NOI	$117,045	$120,497	$475,809	$421,843
Straight-line rent adjustments, net	(2,394)	(2,803)	(10,683)	(8,637)
Amortization of (below) and above market leases/leasehold interests, net	26	108	216	354
Notes receivable interest income	(30)	(104)	(131)	(1,193)
Other GAAP adjustments	—	55	(117)	(19)
Cash NOI	$114,647	$117,753	$465,094	$412,348
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(834)	(6,027)	(147,881)	(99,043)
Redevelopment Cash NOI	(349)	(725)	(2,273)	(4,797)
Intended for sale Cash NOI	(2,074)	(2,581)	(6,055)	(7,161)
Same-Property Cash NOI (2)	$111,390	$108,420	$308,885	$301,347
Same-Property Cash NOI percentage growth	2.7%		2.5%

(1) For the year ended December 31, 2017, transaction costs included $4.6 million of non-incremental costs related to the Duke acquisition.
(2) Same-Property includes 409 and 318 buildings for the three months and year ended December 31, 2018 and 2017, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests; (iii) notes receivable interest income; and (iv) other GAAP adjustments. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) is actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income attributable to common stockholders	$15,329	$42,526	$213,463	$63,916
Depreciation and amortization expense related to investments in real estate	69,001	71,543	277,446	243,221
Loss (gain) on sale of real estate, net	395	(37,799)	(165,977)	(37,802)
Impairment	—	8,829	8,887	13,922
Proportionate share of joint venture depreciation and amortization	469	463	1,746	969
FFO attributable to common stockholders	$85,194	$85,562	$335,565	$284,226
Transaction expenses	70	267	859	1,242
Gain on change in fair value of derivative financial instruments, net	—	—	—	(884)
(Gain) loss on extinguishment of debt, net	(1,334)	—	(242)	11,192
Noncontrolling income from OP Units included in diluted shares	252	903	4,074	1,538
Other normalizing items, net (1)	—	—	144	4,643
Normalized FFO attributable to common stockholders	$84,182	$86,732	$340,400	$301,957
Other income	(299)	(42)	(428)	(29)
Non-cash compensation expense	1,925	1,377	9,755	6,870
Straight-line rent adjustments, net	(2,394)	(2,803)	(10,683)	(8,637)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	592	652	2,401	2,119
Deferred revenue - tenant improvement related	(1)	(5)	(71)	(28)
Amortization of deferred financing costs and debt discount/premium, net	1,403	1,287	5,260	4,216
Recurring capital expenditures, tenant improvements and leasing commissions	(17,117)	(14,588)	(61,375)	(45,608)
Normalized FAD attributable to common stockholders	$68,291	$72,610	$285,259	$260,860

Net income attributable to common stockholders per diluted share	$0.07	$0.20	$1.02	$0.34
FFO adjustments per diluted share, net	0.34	0.21	0.58	1.19
FFO attributable to common stockholders per diluted share	$0.41	$0.41	$1.60	$1.53
Normalized FFO adjustments per diluted share, net	(0.01)	0.01	0.02	0.10
Normalized FFO attributable to common stockholders per diluted share	$0.40	$0.42	$1.62	$1.63

Weighted average diluted common shares outstanding	210,338	208,626	210,061	185,278

(1) For the year ended December 31, 2017, other normalizing items included $4.6 million of non-incremental costs related to the Duke acquisition that were included in transaction expenses on HTA’s consolidated statements of operations.

HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from OP Units included in diluted shares; and (v) other normalizing items, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) other income or expense; (ii) non-cash compensation expense; (iii) straight-line rent adjustments; (iv) amortization of below and above market leases/leasehold interests and corporate assets; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.
HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

	Three Months Ended
	December 31, 2018
Net income	$15,605
Interest expense	24,457
Depreciation and amortization expense	69,566
Loss on sale of real estate	395
Proportionate share of joint venture depreciation and amortization	469
EBITDAre	$110,492
Transaction expenses	70
Gain on extinguishment of debt, net	(1,334)
Non-cash compensation expense	1,925
Pro forma impact of dispositions	(144)
Adjusted EBITDAre	$111,009

Adjusted EBITDAre, annualized	$444,036

As of December 31, 2018:
Debt	$2,541,232
Cash and cash equivalents	(126,221)
Net Debt	$2,415,011

Net Debt to Adjusted EBITDAre	5.4	x
As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization expense; (iv) impairment; (v) gain or loss on the sale of real estate; and (vi) and the proportionate share of joint venture depreciation and amortization.
Previously defined as Adjusted EBITDA, Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing items. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.